Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

DCB Financial Corp Announces Fourth Quarter and Full Year 2014 Results

Lewis Center, OH, January 29, 2015 - DCB Financial Corp (the “Company”), (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $164,000 or $0.02 per diluted share for the three months ended December 31, 2014, compared to a net loss of $3.1 million or $0.43 per diluted share for the fourth quarter of 2013.

The loss recorded in the fourth quarter of 2013 was due primarily to a provision for loan losses of $3.3 million in that quarter as a result of specific strategies developed at the end of 2013, including collateral liquidations and loan sales, to accelerate the disposition of certain classified and nonperforming commercial loans at the end of 2013.

Net income was $372,000 or $0.05 per diluted share for the year ended December 31, 2014, compared to a net loss of $2.9 million or $0.41 per diluted share in 2013.

Ronald J. Seiffert, President and CEO for the Company said, “We made important, strategic decisions relative to asset quality in the fourth quarter of 2013 that paved the way for the sharp reduction in problem assets that we achieved in 2014. The successful implementation of these strategies, along with favorable economic conditions, were key factors in the substantial improvement in our asset quality metrics in 2014. The amount of loans on nonaccrual status at the end of 2014 was down $5.5 million or 80% from the end of 2013, and total nonperforming assets were reduced by $10.3 million or 46% in 2014, including a $2.5 million decrease in the fourth quarter.”

Seiffert continued, “From a business development standpoint, the fourth quarter was our best quarter in 2014, with total loans up $15.8 million, for an annualized growth rate of 17%. Nearly two-thirds of the growth was in our commercial loan portfolios, which were up $9.8 million, as we built a robust pipeline of commercial prospects over the second half of 2014.”

Balance Sheet Highlights

Total assets were $515.3 million at December 31, 2014, compared with $500.3 million at September 30, 2014 and $502.4 million at December 31, 2013.

Total loans, including loans held for sale, increased $15.8 million in the fourth quarter of 2014, and were $385.4 million at December 31, 2014, compared with $369.6 million at September 30, 2014 and $363.9 million at December 31, 2013. Commercial loan demand was strong in the fourth quarter of 2014, with growth in the Company’s commercial loan portfolios totaling $9.8 million, while residential mortgages increased at a relatively seasonal pace of $4.2 million during the fourth quarter of 2014.

Deposits totaled $453.2 million at December 31, 2014, compared with $445.5 million at September 30, 2014 and $449.4 million at December 31, 2013. Demand accounts increased $10.9 million in the fourth quarter of 2014, which was partially offset by a decrease in time accounts of $2.5 million. Consistent with the financial sector generally, the very low interest rate environment continues to influence the Company’s deposit composition, as customer preference for non-maturity accounts outweighs that of time accounts.

Stockholders’ equity was $47.2 million at December 31, 2014, compared with $46.7 million at September 30, 2014, and $45.3 million at December 31, 2013. The increase since the end of 2013 was primarily the result of the difference between the unrealized loss of $940,000 on one collateralized debt obligation (“CDO”) at December 31, 2013, and the actual loss recognized upon the sale of that security in the first quarter of $140,000. Sharply higher demand for these types of securities in the first quarter of 2014 contributed to the increase in the value of the CDO during that quarter. The remaining increase in stockholders’ equity in 2014 was due primarily to an increase in unrealized gains on securities available-for-sale and net income for the year.

The Bank’s Tier 1 leverage ratio was 9.00% and its total risk-based capital ratio was 13.56% at December 31, 2014, both of which were well above the regulatory thresholds required to be classified as a “well-capitalized” institution, which are 5.0% and 10.0%, respectively.

Asset Quality and the Provision for Loan Losses

Delinquent loans (including non-accrual) totaled $2.2 million or 0.58% of total loans at December 31, 2014, compared to $3.6 million or 0.98% of total loans at September 30, 2014 and $8.7 million or 2.39% at the end of 2013. Nonaccrual loans totaled $1.4 million or 0.36% of total loans at December 31, 2014, compared to $3.0 million or 0.81% of total loans at September 30, 2014 and $6.9 million or 1.90% of total loans at December 31, 2013.

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Non-performing assets were $12.1 million or 2.35% of total assets at December 31, 2014, compared with $14.6 million or 2.92% of total assets at September 30, 2014 and $22.4 million or 4.47% of total assets at December 31, 2013. Troubled debt restructurings (“TDR’s”) which are performing in accordance with the restructured terms and accruing interest, but are included in non-performing assets, were $9.1 million at December 31, 2014, compared to $9.8 million at September 30, 2014 and $12.8 million at December 31, 2013.

The $2.4 million decrease in non-performing assets in the fourth quarter of 2014 was attributable primarily to the successful workout of two non-accrual commercial real estate loans totaling $961,000, and to cash paydowns of $585,000 on a third non-accrual commercial mortgage. The Company made significant progress in reducing its non-performing assets in 2014, which were down $10.3 million or 46.0% during the year largely as the result of the execution of previously disclosed strategies developed in the fourth quarter of 2013 to accelerate the disposition of certain troubled assets. The Company’s exposure to its three highest risk troubled commercial relationships with aggregate balances at the end of 2013 of $7.0 million was reduced by $6.8 million in 2014 through a combination of collection actions, negotiated settlements, and asset sales, which resulted in charge-offs of $1.9 million and cash collections of $4.7 million.

Net charge-offs were $90,000 or 0.10% (annualized) of average loans in the fourth quarter of 2014, compared to net charge-offs of $1.1 million or 1.21% in the year-ago quarter. Net charge-offs were $2.5 million or 0.70% of average loans in 2014, compared to $609,000 or 0.18% in 2013. The three commercial relationships discussed above comprised approximately 67.1% of the gross charge-offs in 2014, which were charged against specific allowance allocations established in the fourth quarter of 2013 in connection with the non-performing asset reduction strategy developed in last year’s fourth quarter.

The provision for loan losses was $150,000 for the quarter and year ended December 31, 2014, compared to $3.3 million and $2.4 million, respectively, for the quarter and year ended December 31, 2013. The provision expense in the fourth quarter of 2013 was attributable to the strategies the Company developed at that time to accelerate the reduction of the Company’s exposure to three commercial relationships, as discussed above, and a group of homogenous single-family residential investment properties. Taken together, loan loss provisions allocated to these four exposures totaled $3.3 million or 100% of the provision expense for the fourth quarter of 2013. The provision for loan losses as a percentage of net charge-offs was 166.7% and 5.9%, respectively, in the quarter and year ended December 31, 2014, compared to 303.7% and 396.9%, respectively, in the year ago periods. The provision for loan losses as a percentage of net charge-offs was 95.2% for the five quarters ending December 31, 2014.

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The allowance for loan losses was $4.2 million at December 31, 2014 and at September 30, 2014 compared with $6.7 million at December 31, 2013. The decrease in the allowance for loan losses in 2014 is a direct result of writedowns taken on loans in 2014 against the loan loss allowances established for these loans at or prior to the end of 2013. The ratio of the allowance for loan losses to total loans was 1.10% at December 31, 2014, compared with 1.13% at September 30, 2014 and 1.85% at December 31, 2013. The ratio of the allowance for loan losses to non-performing loans (including TDR’s) was 38.5% at December 31, 2014, compared with 31.3% at September 30, 2014 and 33.2% at December 31, 2013. The ratio of the allowance for loan losses to non-accrual loans was 306.1% at December 31, 2014, compared with 138.9% at September 30, 2014 and 97.4% at December 31, 2013.

Net Interest Income

Net interest income totaled $4.2 million in the three months ended December 31, 2014, compared with $4.0 million in both the year-ago quarter and the third quarter of 2014. The Company recognized $171,000 of interest income in the fourth quarter of 2014 upon the refinance of a non-accrual commercial mortgage which, upon the refinance, was returned to accrual status.

The net interest margin was 3.62% in the fourth quarter of 2014, compared with 3.37% in the year-ago quarter and 3.40% in the third quarter of 2014. The net interest margin was 3.48% in the fourth quarter of 2014 without the $171,000 interest recovery.

The earning assets yield increased 18 basis points and 20 basis points in the fourth quarter of 2014 compared with the year-ago quarter and third quarter of 2014, respectively, due primarily to the $171,000 interest recovery, and to the effect of purchase premiums written off in the third quarter of 2014 on the prepayment of certain investment securities and purchased mortgages. The cost of interest-bearing liabilities decreased 9 basis points and 2 basis points in the fourth quarter of 2014 compared to the year-ago quarter and third quarter of 2014, respectively, as a result of maturing time accounts which either were renewed at lower rates or were transferred into our interest-bearing demand and money market accounts, which earn interest at lower rates than time accounts. Also, the Company restructured advances from the Federal Home Loan Bank in November 2013 which contributed to a 153 basis point decrease in the cost of borrowings in the third quarter compared to the year-ago quarter.

Average interest-earning assets were $465.7 million in the fourth quarter of 2014, compared with $470.7 million in the year-ago quarter and $463.5 million in the third quarter of 2014. In the fourth quarter of 2014 the average balance of loans increased by $13.0 million, while the average balance of interest earning cash and cash equivalents decreased $10.6 million and average investments decreased $6.3 million when compared with the year-ago quarter, as the Company used its excess liquidity position to fund organic loan growth. Total average loans were 80.3% of total average interest-earning assets in the fourth quarter of 2014, compared with 76.7% in the year-ago quarter and 78.2% in the third quarter of 2014. The average balance of time deposits declined $21.9 million in the fourth quarter of 2014 compared with the year-ago quarter, while average balances in lower-costing interest-bearing demand, savings and money market accounts increased $22.8 million, and the average balance of non-interest-bearing demand accounts decreased $3.8 million over that same period.

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Net interest income totaled $16.2 million in 2014, which was an increase of $907,000 or 5.9% compared with $15.3 million in 2013. The net interest margin was 3.49% in 2014, compared with 3.17% in 2013. The earning asset yield increased 32 basis point in 2014 compared with 2013, due largely to loan growth, and the cost of interest-bearing liabilities decreased 16 basis points over the same period.

Average interest-earning assets were $462.9 million in 2014, which was a decrease of $1.8 million from 2013. Total average loans were 78.5% of total interest-earning assets in 2014, compared with 73.6% in 2013. The average balance in time deposits decreased $36.0 million in 2014 compared with 2013, while the average balances in lower-costing interest-bearing demand, savings and money market accounts increased $25.0 million, and the average balance of non-interest-bearing demand accounts increased $10.1 million.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $1.1 million in the fourth quarter of 2014, which was virtually unchanged from the year-ago quarter and from the third quarter of 2014.

Non-interest income was $4.5 million in 2014, compared to $5.0 million in 2013. Non-recurring writedowns and losses, net were $56,000 in 2014, compared to net non-recurring gains of $166,000 in 2013. In addition, service charges decreased $232,000 in 2014 compared to 2013 due primarily to lower volumes of customer overdraft and debit card transactions.

Non-interest income (net of nonrecurring income, gains and losses and gains/losses on the sales of securities) accounted for 20.6% of total revenue in the fourth quarter of 2014, compared with 21.9% in the year-ago quarter and 22.6% in the third quarter of 2014. Non-interest income accounted for 21.8% of total revenue in 2014, compared with 23.9% in 2013.

Non-interest expenses were $5.1 million for the fourth quarter of 2014, compared with $4.9 million in the year-ago quarter and $5.1 million for the third quarter of 2014. Salaries and benefits increased $302,000 in the fourth quarter of 2014 compared to the year-ago quarter due primarily to a reversal of incentive compensation accruals in the fourth quarter of 2013 which had been accrued over the first three quarters of 2013. FDIC insurance expense decreased $58,000 in the fourth quarter compared to the year-ago quarter due to the improvement in the Bank’s regulatory risk rating, which was effective in the fourth quarter of 2014, and which resulted largely from the substantial improvement in the Bank’s asset quality in 2014. Non-interest expenses for the fourth quarter of 2014 included approximately $107,000 of non-routine expenses, consisting primarily of legal expenses covering matters of corporate governance, capital management, corporate equity plans and the special meeting of shareholders held in October, among other things.

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The Company’s efficiency ratio was 94.6% in the fourth quarter of 2014, compared with 95.8% in the year-ago quarter, and 98.7% in the third quarter of 2014.

Non-interest expenses were $20.1 million in 2014, which was a decrease of $934,000 or 4.4% compared to 2013. Professional services decreased $412,000 due to the substantial reduction in non-performing assets in 2014 which has resulted in a reduced need for outside professional services related to the workout of such assets. Office supplies, postage and courier expenses declined $153,000 in 2014 due primarily to expense reduction initiatives. State franchise taxes decreased $212,000 in 2014 due to a change in the tax law which changed how the tax was calculated in 2014. Non-interest expenses in 2014 included approximately $314,000 of non-routine expenses, consisting primarily of legal expenses covering matters of corporate governance, capital management, corporate equity plans and the special meeting of shareholders held in October, among other things.

The Company’s efficiency ratio was 97.2% in 2014, compared to 104.7% in 2013.

About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of DCB Financial Corp. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission.

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The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp
Ronald J. Seiffert, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO
(740) 657-7510

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DCB Financial Corp

Consolidated Balance Sheets (Unaudited)

	December 31, 2014	December 31, 2013
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from financial institutions	$6,247	$6,110
Interest-bearing deposits	15,027	19,247
Total cash and cash equivalents	21,274	25,357

Securities available-for-sale	75,909	79,948

Loans	385,444	356,048
Less allowance for loan losses	(4,236)	(6,724)
Net loans	381,208	349,324

Loans held for sale	—	7,806
Real estate owned	1,111	1,219
Investment in FHLB stock	3,250	3,799
Premises and equipment, net	10,016	10,641
Premises and equipment held for sale	—	1,405
Bank-owned life insurance	20,027	19,297
Accrued interest receivable and other assets	2,587	3,623
Total assets	$515,382	$502,419

Liabilities and stockholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$111,022	$109,622
Interest bearing	342,170	317,237
Total deposits	453,192	426,859

Deposits held for sale	—	22,571
Overnight borrowings	7,000	—
Federal Home Loan Bank advances	4,808	4,838
Accrued interest payable and other liabilities	3,171	2,887
Total liabilities	468,171	457,155

Stockholders’ equity:
Common stock	16,064	15,771
Retained earnings	38,045	37,683
Treasury stock	(7,416)	(7,416)
Accumulated other comprehensive income (loss)	654	(774)
Deferred stock-based compensation	(136)	—
Total stockholders’ equity	47,211	45,264
Total liabilities and stockholders’ equity	$515,382	$502,419

Common shares outstanding	7,233,795	7,192,350
Book value per common share	$6.53	$6.29

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DCB Financial Corp

Consolidated Statements of Operations (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except share and per share data)
Interest income:
Loans	$4,044	$3,828	$15,276	$14,928
Securities	484	528	2,065	2,064
Federal funds sold and interest bearing deposits	8	16	39	87
Total interest income	4,536	4,372	17,380	17,079

Interest expense:
Deposits:
Savings and money market accounts	145	131	559	474
Time accounts	94	166	434	989
NOW accounts	17	22	76	91
Total	256	319	1,069	1,554

Borrowings:
FHLB advances	36	50	143	264
Total interest expense	292	369	1,212	1,818

Net interest income	4,244	4,003	16,168	15,261
Provision for loan losses	150	3,307	150	2,417
Net interest income after provision for loan losses	4,094	696	16,018	12,844

Non-interest income:
Service charges	475	530	1,963	2,195
Wealth management fees	383	329	1,474	1,418
Treasury management fees	47	61	220	244
Income from bank-owned life insurance	164	162	732	733
Gain (loss) on loans held for sale	37	—	(511)	—
(Loss) gain on sale of REO	(11)	(4)	(84)	31
Gain on sale of securities, available-for-sale	—	—	101	135
Gain on sale of branch	—	—	438	—
Other non-interest income	34	38	127	211
Total non-interest income	1,129	1,116	4,460	4,967

Non-interest expense:
Salaries and employee benefits	2,829	2,527	11,141	11,287
Occupancy and equipment	798	791	3,192	3,069
Professional services	395	465	1,379	1,791
Advertising	89	54	347	293
Office supplies, postage and courier	72	118	328	481
FDIC insurance premium	110	168	630	699
State franchise taxes	67	104	266	478
Other non-interest expense	699	687	2,823	2,942
Total non-interest expense	5,059	4,914	20,106	21,040

Income (loss) before income tax benefit	164	(3,102)	372	(3,229)
Income tax benefit	—	—	—	(298)
Net income (loss)	$164	$(3,102)	$372	$(2,931)

Share and Per Share Data
Basic average common shares outstanding	7,196,404	7,192,350	7,193,372	7,192,350
Diluted average common shares outstanding	7,232,961	7,192,350	7,232,388	7,192,350
Basic earnings per common share	$0.02	$(0.43)	$0.05	$(0.41)
Diluted earnings per common share	$0.02	$(0.43)	$0.05	$(0.41)

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DCB Financial Corp

Consolidated Average Balances (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(Dollars in thousands)
Earning assets
Interest bearing cash	$12,745	$23,295	$16,576	$32,799
Securities	75,339	81,622	78,704	85,052
Tax-exempt securities	3,625	4,838	4,314	4,738
Loans (1)	373,981	360,994	363,340	342,112
Total earning assets	465,690	470,749	462,934	464,701

Non-earning assets	40,314	39,595	40,414	42,111
Total assets	$506,004	$510,344	$503,348	$506,812

Interest bearing liabilities
Interest bearing DDA	$76,918	$74,461	$78,447	$74,853
Money market	146,818	126,032	136,393	116,872
Savings accounts	42,711	43,184	42,845	40,953
Time deposits	74,360	96,294	80,114	116,151
Overnight borrowings	1,022	—	863	—
FHLB advances	4,813	5,037	4,824	5,916
Total interest bearing liabilities	346,642	345,008	343,486	354,745

Non-interest bearing deposits	$110,913	$114,680	$110,457	$100,385
Other non-interest bearing liabilities	2,458	1,853	3,791	2,883
Total liabilities	460,013	461,541	457,734	458,013
Stockholders’ equity	45,991	48,803	45,614	48,799
Total liabilities and stockholders’ equity	$506,004	$510,344	$503,348	$506,812

(1)	Includes loans held for sale

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DCB Financial Corp

Loans and Deposits (Unaudited)

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated (includes loans held for sale):

	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Commercial and industrial	$106,222	27.6%	$102,629	27.8%	$122,901	33.8%
Commercial real estate	111,851	29.0%	105,621	28.6%	106,901	29.4%
Real estate and home equity	129,650	33.7%	125,484	34.0%	98,622	27.1%
Consumer and credit card	37,507	9.7%	35,725	9.6%	35,265	9.7%
Total loans	$385,230	100.0%	$369,459	100.0%	363,689	100.0%

Net deferred loan costs	214		182		165
Allowance for loan losses	(4,236)		(4,176)		(6,724)
Net loans	$381,208		$365,465		$357,130

The following table sets forth the composition of the Company’s deposits at the dates indicated (includes deposits held for sale):

	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing demand	$111,022	24.5%	$104,991	23.6%	$112,711	25.1%
Interest bearing demand	77,534	17.1%	72,622	16.3%	78,229	17.4%
Total demand	188,556	41.6%	177,613	39.9%	190,940	42.5%

Savings	42,634	9.4%	42,482	9.5%	43,448	9.7%
Money market	147,667	32.6%	148,628	33.4%	125,635	27.9%
Time deposits	74,335	16.4%	76,811	17.2%	89,407	19.9%
Total deposits	$453,192	100.0%	$445,534	100.0%	$449,430	100.0%

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DCB Financial Corp

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans grouped by the number of days delinquent at the dates indicated (includes loans held-for-sale):

Delinquent loans and leases	December 31, 2014		September 30, 2014		December 31, 2013
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$336	0.09%	$68	0.02%	$945	0.26%
60 days past due	37	0.01%	50	0.01%	290	0.08%
90 days past due and still accruing	480	0.12%	520	0.14%	560	0.15%
Non-accrual	1,384	0.36%	3,007	0.81%	6,904	1.90%
Total	$2,237	0.58%	$3,645	0.98%	$8,699	2.39%

(1) As a percentage of total loans, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets (includes loans held for sale):

Non-performing assets	December 31, 2014	September 30, 2014	December 31, 2013
	(Dollars in thousands)
Non-accruing loans:
Residential real estate loans and home equity	$334	$343	$352
Commercial real estate	298	1,889	1,850
Commercial and industrial	632	651	4,702
Consumer loans and credit cards	120	124	—
Total non-accruing loans	1,384	3,007	6,904
Accruing loans delinquent 90 days or more	480	520	560
Total non-performing loans (excluding TDR’s)	1,864	3,527	7,464

Collateralized debt obligations	—	—	976
Other real estate and repossessed assets	1,111	1,215	1,219
Total non-performing assets (excluding TDR’s)	$2,975	$4,742	$9,659

Troubled debt restructurings(1)	$9,147	$9,834	$12,788
Total non-performing loans (including TDR’s)	$11,011	$13,361	$20,252
Total non-performing assets (including TDR’s)	$12,122	$14,576	$22,447

(1) TDR’s that are in compliance with their modified terms and accruing interest.

The following table summarizes changes in the allowance for loan losses arising from loans charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for loan losses	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(Dollars in thousands)
Allowance for loan losses, beginning of period	$4,176	$6,471	$6,724	$6,881

Loans charged-off	(162)	(1,161)	(2,865)	(1,741)
Recoveries of loans previously charged-off	72	72	324	1,132
Net loans charged-off	(90)	(1,089)	(2,541)	(609)
Allowance related to loans transferred to held-for-sale	—	(1,965)	(97)	(1,965)
Provision for loan losses	150	3,307	150	2,417
Allowance for loan losses, end of period	$4,236	$6,724	$4,236	$6,724

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DCB Financial Corp

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended December 31,		At or for year ended December 31,
	2014	2013	2014	2013
Return on average assets	0.13%	(2.43)%	0.07%	(0.58)%
Return on average equity	1.44%	(25.42)%	0.82%	(6.01)%
Yield on earning assets	3.86%	3.68%	4.00%	3.68%
Cost of interest-bearing liabilities	0.33%	0.42%	0.35%	0.51%
Net interest margin (1)	3.62%	3.37%	3.49%	3.17%
Non-interest income to total income (2)	20.6%	21.9%	21.8%	23.9%
Efficiency ratio (3)	94.6%	95.8%	97.2%	104.7%

Net loans charged-off to average loans, annualized	0.10%	1.21%	0.70%	0.18%
Provision for loan losses to average loans, annualized	0.16%	3.66%	0.04%	0.71%
Allowance for loan losses to total loans	1.10%	1.85%	1.10%	1.85%
Allowance for loan losses to non-accrual loans	306%	97%	306%	97%
Non-accrual loans to total loans	0.36%	1.90%	0.36%	1.90%
Non-performing assets to total assets (including performing TDR’s)	2.35%	4.47%	2.35%	4.47%
Non-performing assets to total assets (excluding performing TDR’s)	0.58%	1.92%	0.58%	1.92%

(1)	Net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense (less OREO expense and non-recurring expenses and losses) divided by the sum of net interest income and non-interest income (as adjusted)

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DCB Financial Corp

Selected Quarterly Financial Data (Unaudited)

	2014				2013
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except per share data)
Interest income	$4,536	$4,278	$4,262	$4,304	$4,372
Interest expense	292	306	299	316	369
Net interest income	4,244	3,972	3,963	3,988	4,003
Provision for loan losses	150	—	—	—	3,307
Net interest income after provision for loan losses	4,094	3,972	3,963	3,988	696
Non-interest income	1,129	1,140	996	1,192	1,116
Non-interest expenses	5,059	5,062	4,922	5,063	4,914
Income (loss) before income taxes	164	50	37	117	(3,102)
Income taxes	—	—	—	—	—
Net income (loss)	$164	$50	$37	$117	$(3,102)

Stock and related per share data:
Basic and diluted earnings (loss) per common share	$0.02	$0.01	$0.01	$0.02	$(0.43)
Basic weighted average common shares outstanding	7.196,404	7,192,350	7,192,350	7,192,350	7,192,350
Diluted weighted average common shares outstanding	7,232,961	7,249,194	7,250,702	7,244,716	7,192,350
Common book value per share	$6.53	$6.49	$6.51	$6.45	$6.29

Capital Ratios:
Bank
Tier 1 leverage ratio	9.00%	8.96%	8.97%	8.83%	8.77%
Tier 1 risk based capital	12.40%	12.42%	12.77%	12.78%	12.24%
Total risk based capital	13.56%	13.57%	14.02%	14.03%	13.50%

Total equity to assets ratio (consolidated)	9.16%	9.33%	9.35%	9.39%	9.01%

Selected ratios:
Return on average assets	0.13%	0.04%	0.05%	0.09%	(2.43)%
Return on average equity	1.44%	0.43%	0.53%	1.02%	(25.42)%
Yield on earning assets	3.86%	3.66%	3.75%	3.74%	3.68%
Cost of interest-bearing liabilities	0.33%	0.35%	0.36%	0.32%	0.42%
Net interest margin	3.62%	3.40%	3.51%	3.50%	3.37%
Non-interest income to total income (1)	20.6%	22.6%	21.8%	22.2%	21.9%
Efficiency ratio (2)	94.6%	98.7%	96.2%	98.5%	95.8%

Asset quality ratios:
Net loans charged off to average loans, annualized	0.10%	0.43%	0.87%	1.43%	1.21%
Provision for loan losses to average loans, annualized	0.16%	0.00%	0.00%	0.00%	3.66%
Allowance for loan losses to total loans	1.10%	1.13%	1.28%	1.51%	1.85%
Allowance for loan losses to non-accrual loans	306%	139%	109%	148%	97%
Non-accrual loans to total loans	0.36%	0.81%	1.17%	1.02%	1.90%
Non-performing assets to total assets (including performing TDR’s)	2.35%	2.91%	3.06%	3.59%	4.47%
Non-performing assets to total assets (excluding performing TDR’s)	0.58%	0.95%	1.12%	1.05%	1.92%

(1) Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)

(2) Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted)

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